Titan Global Holdings Consummates Milestone $22.6 Million Refinancing Agreement

Wednesday January 3, 3:30 am ET

Completed Transaction Increases Annual Cash Flow in Excess of $3.6 Million and Reduces Outstanding Shares by 3.54 Million

DALLAS--(BUSINESS WIRE)--Titan Global Holdings, Inc. (OTCBB:TTGL - News), a high-growth diversified holding company, announced that on December 29, 2006 it successfully completed a new $15 Million revolving credit facility and $7.6 million senior term loan with Greystone Business Credit II, LLC ("Greystone"). The new financings will save Titan more than $3.6 million in annual cash flow and reduce outstanding stock by 1.25 million shares and reduce the fully diluted outstanding shares more than 3.5 million shares.

"Last month Titan reported on the completion of its letter of intent with Greystone. As projected, we closed the financing prior to December, 31, 2006. Our new financing will substantially reduce our cumulative financing cost and monthly cash payments," said David Marks, Chairman of Titan Global Holdings. "Coupled with our record setting financial results for our last fiscal year, we believe that this refinancing will be a significant factor in our continued efforts to build shareholder value. Our shareholders can expect Titan to utilize these funds to exploit aggressive organic and strategic opportunities."

The new Greystone financings were used to repay the existing credit facilities of each Titan Division, including a $5.6 million term loan for repayment of Oblio's loans with CapitalSource Finance, LLC, and a $2 million term loan for Titan's Electronics and Homeland Security Division's senior convertible loans due to Laurus Master Fund, Ltd. ("Laurus"), and provide for future working capital requirements.

"We were pleased to work with Titan and its talented management team. Our financing will help Titan meet its growth objectives," stated Drew Neidorf, President of Greystone Business Credit II. "Greystone is equipped to design and implement creative and swift financing facilities for emerging growth companies such as Titan."

"In addition, we look forward to working with Titan to design financing solutions for its synergistic acquisition candidates and future working capital needs," said Joel Flig, Executive Vice President of Greystone Business Credit II.

Pursuant to an agreement Titan reached in September with Laurus, the refinancing led to the complete refinance of all sums owed Laurus. Therefore, Titan exercised its option right to purchase 1,250,000 Titan common shares held by Laurus and reduced the fully diluted outstanding shares by a net of 3,545,000 (a reduction of 4,045,000 shares included in the fully diluted share structure for beneficial conversion of Laurus debt offset by the issuance of 500,000 warrants to Greystone Business Credit II).

The Greystone Revolving Credit Facility has a term of three years and an interest rate of the Prime Rate of Citibank, N.A. plus 1.50%, and the Senior Term Loan has a term of three years and will be amortized over four years on a straight line basis with an interest rate of the Prime Rate of Citibank, N.A., plus 6.00%.

"We intend to utilize the cash flow savings from this financing to exploit organic and strategic opportunities for the acceleration of business operations and revenue-growing activities in both divisions," stated Bryan Chance, President and Chief Executive Officer of Titan Global Holdings, Inc. "We are also working diligently to recover federal excise taxes and universal service fund fees paid which will accelerate the retirement of the Greystone senior loan and provide for future strategic and working capital needs as well."

Recently Titan reported record financial results for the fiscal year ended August 31, 2006, with the Company's divisions generating a total of $109 million in revenues, representing a 382 percent increase over the previous fiscal year. The Company also reported $7.9 million in earnings before interest, taxes, depreciation and amortization (EBITDA), versus an EBITDA loss of $2.1 million the previous year.

About Titan Global Holdings

Titan Global Holdings, Inc. ("Titan") (OTCBB:TTGL - News) is a high-growth diversified holding company with a dynamic portfolio of companies engaged in emerging telecommunications markets and advanced technologies. In its last fiscal year Titan generated in excess of $109 million in revenues on a consolidated basis.

Titan's Oblio Telecom Inc. ("Oblio") telecommunications subsidiary, based in Richardson, Texas, is a market leader in prepaid telecommunications products and the second largest publicly-owned international telecommunications company focused on the prepaid space. Oblio leverages strategic agreements with Tier 1 telecommunications leaders Sprint and Level3 to supply its brand-name prepaid calling cards. Annually Oblio sells an estimated 35 million of its brand-name prepaid calling cards through its established distribution channels estimated at more than 60,000 retail outlets.

Titan Wireless, Inc. ("T Wireless") is Titan's wireless subsidiary and is a mobile virtual network operator ("MVNO"). T Wireless sells its MVNO prepaid wireless products and wireless services through Oblio's established distribution channels. Titan's Electronics and Homeland Security division specializes in advanced manufacturing processes to provide commercial production runs and quick-turn delivery of printed circuit board prototypes for high-margin markets including Homeland Security and high-tech clients.

For more information, please visit: www.titanglobalholdings.com. For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/titan/ or http://www.b2i.us/irpass.asp?BzID=1314&to=ea&s=0. To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/titan/quote.html. To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/titan/factsheet.html.

Forward Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:
Titan Global Holdings, Inc.
Bryan Chance, 972-470-9100
bchance@obliotel.com
or
Financial Communications:
Trilogy Capital Partners
Paul Karon, Toll-free: 800-592-6067
paul@trilogy-capital.com